                                                                  EXHIBIT 10.14

                              EMPLOYMENT AGREEMENT



         THIS EMPLOYMENT AGREEMENT is made the 21st day of September, 1994, by and between AmeriQuest Technologies, Inc., a Delaware corporation having its principal place of business at 2722 Michelson Drive, Irvine, California 92715 ("Employer") and Alexander C. Kramer, Jr., an individual ("Employee").

         In consideration of the mutual promises and agreements set forth in this Agreement, Employer and Employee agree as follows:

         1. JOB TITLE AND DUTIES. Employer hereby employs, engages and hires Employee in the position of Vice President - Operations of Robec, Inc. (hereinafter called "AmeriQuest/Robec, Inc."). In this position, Employee is expected to perform such duties as are consistent with such position as may from time-to-time be assigned to Employee by the Board of Directors of AmeriQuest/Robec, Inc.

         Employee hereby accepts and agrees to being hired, engaged and employed, subject to the general supervision and orders, advice and direction of the Board of Directors of AmeriQuest/Robec, Inc. Employee agrees also to perform any other duties customarily performed by one holding the same or similar position in the same or similar businesses or enterprises as that of Employee. Employee shall perform all of his duties in Horsham, Pennsylvania, and any other place or places that Employer and Employee may agree upon.

         2. TERM OF EMPLOYMENT. Subject to earlier termination pursuant to Paragraph 13 below, this Agreement shall begin on the date first set forth above and shall continue thereafter until September 30, 1996. Employer reserves the right to terminate this Agreement without cause, subject however to the rights of Employee to severance pay as provided in Paragraph 13 below.

         3. COMPENSATION. Employer shall pay to Employee a base salary not less than $150,000 per year ("Base Salary") during the term of this Agreement.

         Salaried Employees who show a willingness to work overtime during those periods of time where business considerations warrant will be fairly compensated when being considered for salary review and bonuses.

         Salaried Employees who work on a work holiday designated as such by Employer shall be allowed to take a day of their choice as a paid holiday subject to scheduling requirements and approval from Employees' Functional Manager.

         Salaried Employees shall receive fifty percent (50%) of their monthly salary on the first (1st) day of each calendar month and the remaining fifty percent (50%) on the sixteenth (16th) day of each calendar month.

         4. PERFORMANCE BONUS. Employee will be entitled to share with other members of management in a performance bonus based on the net income before tax actually achieved by AmeriQuest/Robec, Inc. when compared with the results projected (as "pre-tax income") in the Robec business plan (the "Business Plan"), a copy of which is attached hereto as Appendix I. The performance bonus may be paid either in cash or stock of Employer, in the sole discretion of Employer's Board of Directors, but shall not be payable for any quarter where pre-tax income is not a positive number.

                  a. Overachievement Kicker. Should the actual results of AmeriQuest/Robec, Inc.'s operations for any quarter during the employment term exceed the projected results set forth in the Business Plan, an Overachievement Kicker equal to 2.5% of Base Salary shall be paid for every 10% increment over the projected results for the year in question. This would be paid in addition to the amounts due Employees as Base Salary and performance bonus, as described below.

                  b. 100% of Projected Results. Should such quarterly results of AmeriQuest/Robec, Inc.'s operations equal at least 100% of the projected results set forth in the Business Plan, the performance bonus shall be equal to 25% of Employee's Base Salary.

                  C. 80% to 100% of Projected Results. Should such quarterly results of AmeriQuest/Robec, Inc.'s operations exceed 80% of the projected results set forth in the Business Plan but less than 100% of such projected results for the period in question, the performance bonus shall be equal to 15% of Employee's Base Salary.

                  d. 50% to 80% of Projected Results. Should such quarterly results of AmeriQuest/Robec, Inc.'s operations exceed 50% of the projected results set forth in the Business Plan, but less than 80% of such projected results for the period in question, the performance bonus shall be equal to 7.5% of Employee's Base Salary.

         No performance bonus will be payable for any quarter in which the actual results of operation are less than 50% of the level projected in the Business Plan for the relevant period.

         5. STOCK OPTIONS. Employee shall be eligible to receive stock options under any stock option plan enacted by Employer from time to time for key employees of Employer and its subsidiaries.

         6. POLICIES AND PROCEDURES. To the extent not inconsistent with this Agreement, Employee agrees to comply with Employer's standard "Policies and

Procedures" manual as constituted on this date, and as it may be amended in the future from time to time.

         7. VACATION TIME. Employee hereby agrees that vacation time may be scheduled only with the approval of Employer. This approval shall be based on manpower needs at the time of the request and job duties and responsibilities of Employee. However, notwithstanding the foregoing, Employee shall be entitled to four weeks of vacation per year.

         8. BENEFITS. Employee shall be entitled to such employment benefits as Employer grants to its employees generally.

         9. EMPLOYEE'S EXCLUSIVITY. Employee agrees that he will at all times faithfully, industriously, and to the best of his ability experience and talents perform all of the duties that may be required of and from him pursuant to the express and explicit terms of this Agreement, to the reasonable satisfaction of Employer. Further, Employee shall not, during the term of this Agreement be interested directly or indirectly, in any manner as an advisor or employee for compensation or as a partner, officer, director, stockholder, or in any other capacity in any other business competitive with Employer's business or any allied trade without the prior written consent of the Board of Directors of Employer. This does not prevent or limit the right of any Employee to invest any of his surplus funds in capital stock or other securities of any corporation whose stock or securities are publicly owned or are regularly traded in any public exchange, nor shall anything contained be deemed to prevent or limit Employee from investing his surplus funds in real estate. Notwithstanding the foregoing or any other provision of this Agreement, including without limitation Paragraphs 9 through 12 hereof, Employee may be active in the business of EMEX, L.P. provided that such involvement does not interfere with the performance of his duties hereunder.

         10. CONFIDENTIALITY.

                  (a) Non-Disclosure and Non-Use of Confidential Information. Employee will not, directly or indirectly, during, or at any time after his employment by Employer, use for himself or others, or disclose to others except in the conduct of his duties hereunder, any Confidential Information of Employer, whether or not conceived, developed or perfected by him unless Employee first secures written consent of Employer to such disclosure or use which may or may not be given in the absolute discretion of Employer, or until such information shall have become a matter of public knowledge, unless required by applicable law.

                  (b) "Confidential Information" Defined. The term "Confidential Information" shall include, without limitation: records of research and technical data; computer programs, (whether under license from others or developed in-house as a proprietary product of Employer), processes, machines, equipment and process designs, including any drawings and descriptions thereof; operating instructions; training manuals; production and development processes; production schedules; procedures; machinery; business and financial information; customer lists; customer buying records; pricing policies; product and merchandise sources; supply sources; marketing information and plans; pricing policies; product and merchandise sources; long-range plans; salary information; contracts; and correspondence and other information of Employer, or of other parties doing business with Employer; and such other information as is maintained in confidence but which is disclosed to Employee in trust, or which Employee is placed in a position to discover by virtue of the trust and confidence reposed in him by his employment. Such Confidential Information is thereby expressly distinguished from general information and know-how inherently available in any employment.

                  (c) Return of Records. Upon termination of his employment by Employer or at any other time upon request, Employee will return promptly to Employer, as its property, all records related to Confidential Information, in whatever form they may exist, and by whomever prepared, which are then in his custody, possession or control.

         11. NON-COMPETITION CLAUSE. Employee acknowledges that his ability to earn a living is not so closely tied to the business of Employer and the market segment of which Employer is a part that the termination of his employment would work an undue hardship on Employee or his family. In recognition of this fact, and in partial consideration of the Severance Pay to which Employee is entitled pursuant to Paragraph 13 below, Employee agrees that in the event Employee leaves the employ of Employer, Employee will not accept employment, or work in any manner for a company, business or organization which is a wholesale distributor of computer and computer related equipment for a period of one year after the termination of his employment with Employer. Employee agrees that this prohibition will extend to any company, business or organization doing business in the United States.

         This Non-Competition Clause shall be deemed binding upon Employee in all respects and in the event of Employee's violation of this Clause, Employer shall be entitled to initiate injunctive relief against Employee. In addition, Employer shall be entitled to any damages that Employer shall prove.

         12. CONFLICTS OF INTEREST. Employee covenants, warrants and agrees that Employee will not engage in any activities that will create a conflict of interest between Employee's actions and the furtherance of the interest of Employer.

Further, Employer covenants and agrees that while Employee is at work, that Employee will utilize his time for the furtherance of Employer's business and will not work on personal projects or projects for any other group, cause or organization unless specifically disclosed to and approved by Employer.

                  13. TERMINATION AND SEVERANCE PAY. Unless otherwise agreed to in writing by Employer and Employee, this Agreement shall terminate upon the occurrence of any of the following events:

                  (a) At any time by mutual agreement in writing signed by Employer and Employee.

                  (b)      Upon the death or disability of Employee.

                  (c) Upon the bankruptcy, liquidation or termination of business by Employer.

                  (d) At the option of either Employer or Employee after not less than thirty (30) days' prior written notice to the other party of the effective date of such termination, which may be with or without cause; provided that Employee shall continue to render his services and shall be paid his regular compensation up to the effective date of termination.

         Employer hereby agrees to pay Employee (i) severance pay equal to one year's Base Salary and (ii) continue to include Employee and his family on Employer health care insurance for a period of one year (at the expense of Employer), upon the termination of Employee should the termination of Employee's services be for any reason other than at Employer's election for "cause" or at Employee's election pursuant to Subparagraph (d) above.

         "Cause" is defined as any one or more of the following:

                  (i) Any material breach of this Agreement by Employee which is not cured after reasonable notice; or

                  (ii) Any act by Employee which would constitute moral turpitude including, but not limited to, any act of sexual harassment of other employees.

                  14. SEXUAL HARASSMENT. Employee hereby acknowledges that Employer does not condone the sexual harassment of its employees, and should Employee ever determine that an officer, director, consultant or fellow employee is subjecting Employee to sexual harassment, Employee covenants and agrees to immediately inform the Board of Directors of such action by written notice to Employer's agent for service of process, identifying the name of the offending party, the date and place of the action complained of and a complete description of the offensive action. Employer shall, upon receipt of such notice, convene a panel of three employees to review the matter and submit its recommendation to the Board of Directors. Employee acknowledges and agrees that Employer shall have no liability to Employee whatsoever if Employer complies with the recommendation of the employee panel with respect thereto. Additionally, Employee hereby consents to immediate discharge from employment if Employee is determined to be the cause of sexual harassment or has falsely accused another of sexual harassment. Employee shall not be entitled to monetary damages for sexual harassment unless and until the procedures set forth above have been exhausted, the accused party has been retained by Employer and a second offense occurs by the same offending party.

         15. INSIDE INFORMATION. Employee acknowledges that his position with Employer may afford him access to "inside information" regarding Employer which is not generally available to the trading public. Both Employer and Employee could be held liable for the misuse by Employee of any such information. Accordingly, Employee represents, covenants, warrants and agrees to not effect any trade in Employer's securities without first coordinating the same with Employer's designated legal counsel for such matters. Failure to do so shall constitute an immediate breach of this Agreement, for which Employee may be terminated. Additionally, should Employee do so, Employee agrees that he shall indemnify and hold Employer harmless from and against all damages that Employer might incur, including, but not limited to attorney's fees and costs expended in the defense of any legal claim against Employer and any damages resulting from any such action.

         16. MISCELLANEOUS. The following provisions are also integral parts of this Agreement:

                  A. This Agreement shall be binding upon and shall inure to the benefit of the successors, assigns, personal representatives and heirs of the respective parties hereto, and any entities resulting from the reorganization, consolidation or merger of Employer.

                  B. The headings used in this Agreement are inserted for reference purposes only and shall not be deemed to limit or affect in any way the meaning or interpretation of any of the terms or provisions of this Agreement.

                  C. This Agreement constitutes the entire understanding and agreement between the parties and supersedes all prior agreements, representations or understandings between the parties relating to the subject matter hereof.

                  D. The provisions of this Agreement are severable, and should any provision hereof be void, voidable or unenforceable, such void, voidable, or unenforceable provision shall not affect any other provision of this Agreement.

                  E. Any waiver by either party hereto of any kind of character whatsoever by the other party, whether such waiver be direct or implied, shall not be construed as a continuing waiver of or consent to any subsequent breach of this Agreement on the part of the other party.

                  F. The several rights and remedies herein expressly reserved to each of the parties shall be construed as cumulative; and none of them shall be exclusive of, in lieu, or in limitation of any other right, remedy or priority allowed by law.

                  G. The parties agree that time is of the essence in the performance of the duties herein.

                  H. This Agreement shall be interpreted, construed and enforced according to the laws of the State of California.

                  I. The parties agree that in the event any action or court proceeding is brought by either party to enforce the obligations under this Agreement, the prevailing party shall be entitled to recover any reasonable attorneys fees together with court and collection costs.

                  J. This Agreement and the rights and obligations herein may not be assigned or assumed by either party hereto without the prior written consent of the other party.

                  K. All terms and words used in this Agreement regardless of the number and gender in which they are used shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context or sense of this Agreement or any paragraph or cause herein may require, the same as if the words had been fully and properly written in the required number and gender.

                  L. This Agreement may not be amended or modified except by mutual written agreement of the parties.

                  M. All notices, demands and requests required or permitted to be given hereunder shall be deemed duly given if delivered or mailed by registered or certified mail, postage prepaid, addressed to the following:

                          If to Employer, to:

                          AmeriQuest Technologies, Inc.
                          2722 Michelson Drive
                          Irvine, California 92715


                          If to Employee, to:

                          Alexander C. Kramer, Jr.
                          425 Privet Road
                          Horsham, PA 19044

                  Either party shall have the right to specifically, in writing, in the manner above provided, another address to which subsequent notices to the parties shall be given. Any notice given hereunder shall be deemed to have been given as of the date delivered or mailed.

                  N. It is understood that the employment of Employee by Employer is part and parcel of the business combination of Employer and Robec, Inc. ("Robec"), and as such, the employment of Employee by Employer is a pre-existing obligation of Robec now being discharged by AmeriQuest.



DATED this 21 day of September, 1994.

EMPLOYER:                               EMPLOYEE:
AMERIQUEST TECHNOLOGIES, INC.           ALEXANDER C. KRAMER, JR.


By:  /s/ Harold L. Clark                 /s/ Alexander C. Kramer, Jr.
   -------------------------------      --------------------------------
   Harold L. Clark                      Alexander C. Kramer, Jr.
   President

                                                                      APPENDIX I

                                AMERIOUEST/ROBEC

                             October '94 - June '95

                           1st            2nd             3rd             4th
                           Qtr            Qtr             Qtr             Qtr
                           ---            ---             ---             ---
Net Sales                              $38,400         $39,500         $38,500
Gross Profit                             2,765           3,278           3,138
Operating Exp.                           2,971           3,160           3,003
                                       -------         -------         -------
Pre Tax Income                            (206)            118             135
                                       =======         =======         =======

                               July '95 - June '96

                           1st            2nd             3rd             4th
                           Qtr            Qtr             Qtr             Qtr
                           ---            ---             ---             ---
Net Sales               $37,000        $42,000         $40,500         $39,500
Gross Profit              2,960          3,276           3,159           3,081
Operating Exp.            2,812          3,108           2,969           2,834
                        -------        -------         -------         -------
Pre Tax Income              148            168             189             246
                        =======        =======         =======         =======

                            July '96 - September '96

                           1st            2nd             3rd             4th
                           Qtr            Qtr             Qtr             Qtr
                           ---            ---             ---             ---
Net Sales               $40,500
Gross Profit              3,038
Operating Exp.            2,855
                        -------
Pre Tax Income              182
                        =======